Exhibit 4.25

Modification Agreement Certificate

To Resona Bank, Ltd.

Address
Borrower	To Yoshitu Co,Ltd

Address
Borrower	To Mei Kanayama

Address
Borrower

Article 1	The Debtor has agreed to change the repayment date and method of repayment of the loan amount of 200,000,000 yen (original loan amount: 200,000,000 yen) owed to you under the loan agreement (the “Original Agreement”) dated February 26, 2024 as follows.

Article 2	This Agreement is a Modification Agreement only with respect to the following matters, and all other related terms and conditions shall be governed by the respective terms and conditions of the Original Agreement (including the Modification Agreement, hereinafter the same).

Article 3	The co-signers and guarantors acknowledge this Modification Agreement and accept their responsibilities in accordance with the terms of the Original Agreement and this Agreement.

Before the amendment	Due date	March 29, 2024
	Repayment Method	Repayment of 200 million yen on the due date.
After the change	Repayment Date	June 28, 2024
	Repayment Method	Repayment of 200 million yen on the due date.

The end